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                                                                       Exhibit 1

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


          American International Group, Inc. -- Subsidiary Information


Anchor National Life Insurance Company:

      (c)   Insurance Company as defined in Section 3 (a) (19) of the
            Act

           Category Symbol:           IC


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